Exhibit 99.2

1081 Woodward Way, Fort Collins, CO 80524 www.woodward.com	281 Tresser Boulevard, Stamford, CT 06901 www.hexcel.com

NEWS RELEASE

Woodward and Hexcel Announce

Mutual Termination of Merger Agreement

FORT COLLINS, Colo. and STAMFORD, Conn., April 6, 2020 – Woodward, Inc. (NASDAQ: WWD) and Hexcel Corporation (NYSE: HXL) today announced that the companies have mutually agreed to terminate their merger agreement, previously announced on January 12, 2020, under which the parties had agreed to combine in an all-stock merger of equals.

The termination was approved by the Boards of Directors of both companies and is in response to the increasing impact on both the aerospace and industrial sectors, and global markets broadly, resulting from the health crisis caused by the coronavirus (COVID-19) pandemic. The pandemic has resulted in a need for each company to focus on its respective businesses and has impacted the companies’ ability to realize the benefits of the merger during these unprecedented times.

In a joint statement, Tom Gendron, Chairman, Chief Executive Officer and President of Woodward, and Nick Stanage, Chairman, Chief Executive Officer and President of Hexcel, said, “While we both believed from the outset, and continue to believe, in the benefits of a combined Woodward and Hexcel, we mutually concluded after careful consideration that given the significant uncertainty in the market, it would not be prudent to continue to pursue the combination and integration of our companies in a merger of equals. Although we are disappointed with this outcome, we are confident this is the right decision for our customers, our shareholders, and our employees as it allows each of us to dedicate our focus and resources toward ensuring Woodward and Hexcel each remain strong and closely connected with our customers and supply chains during this unprecedented time. We continue to be hopeful that our two companies will find opportunities to collaborate on next-generation platforms in the future for the benefit of our customers.”

Neither party will be required to pay the other a termination fee as a result of the mutual decision to terminate the agreement.

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Investor Contacts
Don Guzzardo Woodward VP, Investor Relations and Treasurer 970-498-3580 | Don.Guzzardo@Woodward.com	Kurt Goddard Hexcel VP Investor Relations 203-352-6826 | Kurt.Goddard@Hexcel.com

Media Contacts
Tracy Gohari Woodward Director Business Communications 970-498-3126 | Tracy.Gohari@woodward.com	Kaye Veazey Hexcel VP Corporate & Marketing Communications 203-352-0339 | Kaye.Veazey@Hexcel.com

About Woodward

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

About Hexcel

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks relating to the coronavirus (COVID-19) pandemic and its effect on U.S. and world financial markets, potential regulatory actions, changes in consumer behaviors and impacts on and modifications to the operations and business of each of Woodward and Hexcel relating thereto, the business, economic and political conditions in the markets in which Woodward and Hexcel operate; and the fact that Woodward’s and Hexcel’s reported earnings and financial position may be adversely affected by tax and other factors.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in Woodward’s and Hexcel’s publicly filed reports, including Woodward’s Annual Report on Form 10-K for the year ended September 30, 2019 and Hexcel’s Annual Report on Form 10-K for the year ended December 31, 2019.

Woodward and Hexcel caution that the foregoing list of important factors is not complete and do not undertake to update any forward-looking statements that either party may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Woodward, Hexcel or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

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